Exhibit 99.1

2621 West 15th Place
Chicago, IL 60608
For additional information:

Terence R. Rogers
VP Finance and Treasurer
773.788.3720

RYERSON TULL, INC. COMPLETES SALE OF $150 MILLION OF SENIOR

NOTES DUE 2011

Chicago, IL – December 13, 2004 – Ryerson Tull, Inc. (NYSE:RT) today announced that it has completed its previously announced offering of $150 million aggregate principal amount of 8 1/4% senior notes due 2011.

The notes were sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and to persons outside the United States in compliance with Regulation S under the Securities Act. The Company intends to use the net proceeds to repay borrowings under its revolving credit facility.

The notes will pay interest semi-annually and will be guaranteed by one of the Company’s subsidiaries, Ryerson Tull Procurement Corporation, on a senior unsecured basis.

The notes and the subsidiary guarantee will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer, offer to sell, or solicitation of an offer to buy any securities.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “Is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry and company performance, and investor marketplace. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast.